EXHIBIT 10.1
[Pacific Sunwear of California, Inc. Letterhead]
October 29, 2007
Ms. Lou Ann Bett
[Address]
[City, State, Zip]
Dear Lou Ann:
This letter sets forth the agreement between you and Pacific Sunwear of California, Inc. (the “Company”) regarding the terms of your retention bonus opportunity.
You will be entitled to receive a retention bonus of One Hundred Forty-Seven Thousand Dollars ($147,000) if either (1) you continue to be employed by the Company in your current role within the demo organization through February 15, 2008 and you continue to fulfill your duties in accordance with all Company policies through that date, or (2) you continue to fulfill your duties in accordance with all Company policies but the Company terminates your employment without “Cause” (as that term is defined in the Company’s Executive Severance Plan (the “Severance Plan”)) before February 15, 2008 and you satisfy all of the conditions under the Severance Plan to be entitled to severance benefits under that plan (in which case this benefit will be in addition to your severance benefits otherwise payable in the circumstances under the Severance Plan). You will not be entitled to receive the retention bonus if your employment with the Company terminates for any other reason prior to February 15, 2008.
If you become entitled to a retention bonus hereunder, the bonus will be paid in a cash lump sum, subject to applicable tax withholding, on or as soon as practicable after February 15, 2008 (and in all events within two and one-half months after that date), except that if you become entitled to a retention bonus pursuant to a termination of your employment by the Company without Cause, your retention bonus will be paid at the same time as your initial cash severance payment under the Severance Plan.
Nothing contained in this letter agreement constitutes an employment or service commitment by the Company (or any of its affiliates), affects your status as an employee at will who is subject to termination without cause at any time, or interferes in any way with the Company’s right (or the right of its affiliates) to change your compensation or other terms of employment at any time. This letter agreement contains all of the terms and conditions of your retention bonus opportunity and supersedes all prior understandings and agreements, written or oral, between you and the Company with respect thereto. This letter agreement may be amended only by a written agreement, signed by an authorized officer, that expressly refers to this letter agreement.

If this letter accurately sets forth our understanding and agreement as to the foregoing matters, please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter and returning it to me.

Sincerely,
/s/ SALLY FRAME KASAKS
Sally Frame Kasaks
Chief Executive Officer

Agreed to and Accepted:

By:	/s/ LOU ANN BETT
Name:	Lou Ann Bett

2